Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Group Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Q4 Income From Continuing Operations of $0.9 million, $0.09 EPS; Record Net Income of $5.8 Million, $0.61 EPS for Fiscal 2018

Declares Quarterly Cash Dividend of $0.02 per Common Share

SAN DIEGO, CA, December 20, 2018 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the fourth quarter and fiscal year ended October 31, 2018.

Fourth Quarter Fiscal 2018 Financial Highlights:

•	Net sales increased 34% year over year to $12 million including sales from the recently sold Comnet subsidiary
•	Net sales increased 41% year over year to $9.9 million, excluding Comnet
•	Gross margin was 30%, the fifth straight quarter with gross margin of at least 30%
•	Income from continuing operations was $917,000, or $0.09 per diluted share, up from $229,000, or $0.03 per diluted share, a year ago
•	Including $457,000 net loss from the sale of Comnet, or ($.04) per diluted share, net income was $460,000, or $0.05 per diluted share
•	Backlog increased to $11 million at October 31, 2018 on Q4 bookings of $13 million
•	Declared $0.02 per share dividend, the Company’s 34th consecutive quarterly dividend

Fiscal 2018 Financial Highlights:

•	Including sales from Comnet, net sales increased 89% year over year to $58.5 million
•	Net sales increased 118% year over year to $50.2 million, excluding Comnet, and still the Company’s highest annual sales ever

•	Gross margin increased to 34%, up from 30% in fiscal 2017

•	Income from continuing operations was $6.0 million, or $0.63 per diluted share, up from $170,000, or $0.02 per diluted share, a year ago
•	Record net income of $5.8 million, or $0.61 per diluted share, includes $180,000 net loss, or ($0.02) per diluted share, from the sale of Comnet
•	Cash generated was $10.3 million, resulting in a cash balance of $16.3 million at October 31, 2018

Robert Dawson, President and CEO of RF Industries, commented:

“Our record annual sales and net income in fiscal 2018 reflect the significant progress we made this past year with the strategic transformation of our business. These positive results include solid fourth quarter income from operations and record income from operations for the fiscal year. As part of our ongoing focus on realigning operations and driving profitable growth, we divested our Comnet division at the end of the fourth quarter, which reduced sales redundancies, improved margins, enhanced our profitability, and increased our total available cash. Our offering of high-quality products, flexibility in design, and fast turn-around time is resonating in the market, and our continued focus in fiscal 2019 will be to build on our strong customer relationships and leverage our channel partnerships to further expand our market presence in a profitable manner.”

Fourth Quarter Fiscal 2018 Results

Net sales in the fourth quarter of fiscal 2018 were $9.9 million, an increase of 41%, or $2.9 million, compared to $7.0 million in the fourth quarter of fiscal 2017. These results exclude the Company’s Comnet Telecom Supply (Comnet) subsidiary that was sold on October 31, 2018. Including Comnet sales, net sales in the fourth quarter of fiscal 2018 were $12.0 million, an increase of 34%, or $3.1 million, compared to $8.9 million in the fourth quarter of fiscal 2017. The increase in sales was primarily driven by increased sales at the Custom Cabling Manufacturing and Assembly (Custom Cabling) segment. The increase in net sales at this segment is primarily attributable to an increase in demand for its fiber optics cable used primarily in the build out of wireless carrier 4G and 5G network deployment.

Increased sales at the Custom Cabling segment largely contributed to a $743,000 increase in gross profit for the fourth quarter to $3.0 million, compared to $2.2 million in the fourth quarter last year. Gross margins were 30%, the fifth straight quarter with gross margins of at least 30%.

Selling and general expenses were $1.6 million, an $81,000 decrease compared to $1.7 million in the fourth quarter last year, reflecting the Company’s increased operational efficiencies. Selling and general expenses as a percentage of sales declined to 16% of sales, compared to 24% of sales in the fourth quarter last year.

Income from continuing operations in the fourth quarter increased to $917,000 (9% of net sales), or $0.09 per diluted share, compared to $229,000 (3% of net sales), or $0.03 per diluted share in the fourth quarter last year.

The Company sold Comnet for $4.2 million in cash on October 31, 2018. Accordingly, Comnet’s financial results for the entire fiscal year 2018 are reported as discontinued operations. Loss from discontinued operations in the fourth quarter was $457,000, net of tax, compared to income of $77,000, net of tax, in the fourth quarter last year.

Net income for the fourth quarter increased 50% to $460,000, or $0.05 per diluted share, compared to net income of $306,000, or $0.04 per diluted share, in the fourth quarter last year.

Fiscal 2018 Full Year Results

Net sales in fiscal 2018 were $50.2 million, an increase of 118%, or $27.2 million, compared to $23.0 million in fiscal 2017. Including Comnet sales, net sales in fiscal 2018 were $58.5 million, an increase of 89%, or $27.5 million, compared to $31.0 million in fiscal 2017. The increase in sales at the Custom Cabling segment was primarily driven by increased demand for its fiber optics cable used primarily in the build out of wireless carrier 4G and 5G network deployment.

Gross profit for fiscal 2018 increased $10.1 million to $17.1 million, compared to $7.0 million for fiscal 2017. Gross margins increased to 34% of sales from 30% of sales in fiscal 2017. The improvement in gross margins was primarily due to the revenue increase at the Custom Cabling segment, which had the effect of spreading certain fixed manufacturing costs over a larger revenue base.

Selling and general expenses for fiscal 2018 were $8.2 million, a $2.2 million increase compared to $6.0 million in fiscal 2017, primarily due to increased compensation resulting from the increase in net sales. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 16% of sales, compared to 26% of sales in fiscal 2017, reflecting the Company's increased operational efficiencies.

Income from continuing operations for fiscal 2018 increased to $6.0 million (12% of sales), or $0.63 per diluted share, compared to $170,000 (1% of sales), or $0.02 per diluted share in fiscal 2017.

Loss from discontinued operations for fiscal 2018 was $180,000, net of tax, compared to income of $212,000, net of tax, in fiscal 2017.

Net income for fiscal 2018 was a record $5.8 million, or $0.61 per diluted share, compared to net income of $382,000, or $0.04 per share, in fiscal 2017.

Balance Sheet Data; Dividends

At October 31, 2018, the Company reported working capital of $23.8 million, including cash and cash equivalents of $16.3 million, a current ratio of 6-to-1, no outstanding debt, and stockholders' equity of $27.8 million. During fiscal 2018, the Company paid cash dividends of $0.08 per share, or $730,000.

At its December 17, 2018 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on January 15, 2019 to stockholders of record on December 31, 2018. This is the 34th consecutive quarterly dividend that RF Industries has paid to holders of common stock.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss its fourth quarter and fiscal 2018 financial results. To access the conference call, dial 888-394-8218 (US and Canada) or 323-794-2588 (International). The conference ID is 6812378. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 6812378.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (A)

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2018	2017	2018	2017

Net sales	$9,893	$7,028	$50,196	$22,983
Cost of sales	6,941	4,819	33,096	15,996

Gross profit	2,952	2,209	17,100	6,987

Operating expenses:
Engineering	259	196	1,480	824
Selling and general	1,580	1,661	8,173	5,960

Total Operating Expenses	1,839	1,857	9,653	6,784

Operating income	1,113	352	7,447	203

Other income	28	6	47	29

Income from continuing operations before provision for income taxes	1,141	358	7,494	232
Provision for income taxes	224	129	1,468	62

Income from continuing operations	917	229	6,026	170

Income (loss) from discontinued operations, net of tax	(457)	77	(180)	212

Net income	$460	$306	$5,846	$382

Earnings (loss) per share - Basic:
Continuing operations	$0.10	$0.03	$0.66	$0.02
Discontinued operations	(0.05)	0.01	(0.02)	0.02
Net income per share	$0.05	$0.04	$0.64	$0.04

Earnings (loss) per share - Diluted:
Continuing operations	$0.09	$0.03	$0.63	$0.02
Discontinued operations	(0.04)	0.01	(0.02)	0.02
Net income per share	$0.05	$0.04	$0.61	$0.04

Weighted average shares outstanding:
Basic	9,283,620	8,834,747	9,105,406	8,840,895
Diluted	9,876,397	8,834,747	9,593,066	8,915,764

(A)	NOTE: Financial results for Comnet are reflected as a single line item, “Income (loss) from discontinued operations, net of tax.”

  RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (A)

	Oct. 31,	Oct. 31,
	2018	2017
		(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,334	$5,208
Trade accounts receivable, net	4,255	2,903
Inventories, net	7,113	5,543
Other current assets	828	506
Current assets held for sale	-	2,633
TOTAL CURRENT ASSETS	28,530	16,793

Property and equipment, net	559	565
Goodwill	1,340	1,340
Amortizable intangible assets, net	1,367	1,642
Non-amortizable intangible assets	657	657
Other assets	49	70
Noncurrent assets held for sale	-	3,993

TOTAL ASSETS	$32,502	$25,060

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,342	$1,036
Accrued expenses	3,377	1,791
Current liabilities held for sale	-	771
TOTAL CURRENT LIABILITIES	4,719	3,598

Deferred tax liabilities	-	119

TOTAL LIABILITIES	4,719	3,717

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,291,201 and 8,872,246 shares issued and outstanding at
October 31, 2018 and October 31, 2017, respectively	93	89
Additional paid-in capital	20,974	19,654
Retained earnings	6,716	1,600

TOTAL STOCKHOLDERS' EQUITY	27,783	21,343

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,502	$25,060

(A)	NOTE: Financial results for Comnet on the condensed balance sheets are reflected as “Current or Noncurrent assets held for sale” and “Current Liabilities held for sale.”